EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT

         As of January 31, 2008, the Registrant has the following wholly owned subsidiaries:


1. Kirk Pharmaceuticals, LLC
2. Andapharm LLC
3. Kirk Pharmaceuticals, Inc.
4. Andapharm, Inc.
5. LipoGenics, Inc.
6. Bionutrics Health Products, Inc.
7. Synovics Laboratories, Inc.
8. Nutrition Technology Corporation
9. InCon International Ltd.
10. Cosmedics, Inc.